Enova Announces Q2 2011 Financial Results

8th Consecutive Quarter with Positive Gross Margins

Drive System Powers All Electric Retrofits for Fleet Operators

August 15, 2011

TORRANCE, CA August, 2011 – Enova Systems, Inc. (NYSE AMEX: ENA and AIM: ENV and ENVS), a leading developer of proprietary hybrid electric and all-electric drive systems and drive system components for the emerging green commercial vehicle market, releases its financial results for Q2 2011. The company continues to improve its margins, with a 23% positive margin complementing its 8th consecutive quarter of positive results.

GROWTH HIGHLIGHTS:

• $2.5M in revenue for Q2 2011, an increase of 23% over the same period in 2010
• 9% points increase in gross margin to 23% in Q2 2011 from 14% in the same period in 2010
• 8th consecutive quarter with positive gross margins

Enova President and CEO Mike Staran stated “We are pleased to have achieved consecutive quarters of positive gross margins owing to maturation of our manufacturing processes. Enova continues to execute on its strategic plan which includes our efforts to move towards profitability via margin growth from current products and the planned launch of our next generation Omni product line. We are poised to further execute on our plan through game changing initiatives currently being matured with our customer and investor base.”

Liquidity and Capital Requirements:

The Company expects that it will need to raise additional capital to pursue its business plan and is currently pursuing a variety of funding options. A more thorough discussion of our short-term liquidity and capital needs is set forth in our Form 10-Q for the quarter ending June 30, 2011.

CUSTOMER HIGHLIGHTS:

FIRST AUTO WORKS (FAW) has expanded their market opportunity by joint development, with Enova, of a post transmission system option. Additionally, FAW recently won China’s prestigious BAAV Best HEV Bus award for 2010.

FREIGHTLINER CUSTOM CHASSIS (FCCC) and Enova supplied the industry’s first all electric vehicle retrofits deployed by any major fleet operator. Enova and FCCC have developed an integration method for both new and retrofit applications. Enova expects various fleet operators to retrofit existing vehicles to make them all-electrics, saving resources through using existing vehicle bodies.

CHINA SOUTHERN RAIL CORPORATION LIMITED#iCSR) has integrated two (2) all-electric drive systems for integration into commercial bus applications. CSR is approved by the State-owned Assets Supervision and Administration Commission of the State Council co-founded by China South Locomotive and Rolling Stock Industry Group Corporation and Beijing Railway Industry Economic and Trade Company with a total equity capital of $7 billion USD. CSR was established in December 2007 with sixteen (16) fully funded holding companies and over 80,000 employees distributed in 10 provinces and cities around the country.

OPTARE has recently awarded Enova a contract as the production drive system supplier for their all electric buses. Optare designs, manufactures and sells single deck and double deck buses and mini coaches. Its buses operate in the UK, Continental Europe, and North America.

US AIR FORCE and the Warner Robins Air Logistics Center Vehicle Directorate are evaluating Enova as a supplier of hybrid and electric drive systems. Currently the benefits of a non-invasive, retrofit solution to the USAF’s existing Flightline van fleet as well as all electric service vehicles are targeted.

US GOVERNMENT and Enova continue comprehensive discussions regarding government interest in deployment of alternate fuel vehicles. Enova has met with executive levels at the Pentagon to further penetrate the available volume of government sourced vehicles.

TECHNOLOGY HIGHLIGHTS:

OMNI INVERTER. Power-source and motor design agnostic, Enova’s Omni-series inverter/vehicle controller offers increased flexibility and ease-of-integration. With plug-and-play connectivity, it is compatible with a wide range of vehicle drive systems and motors, and can be configured for HEV, PHEV and EV applications. The inverter is fully production validated and Enova is currently coordinating introduction of the Omni inverter with various customers.

OMNI CHARGER. Enova is finalizing design and validation test plans for the new Omni-series 10kW on-board battery charger for plug-in hybrid-electric and all-electric vehicles. CAN control based, the new Omni charger offers increased flexibility, ease-of-integration and compatibility with a wide range of vehicle platforms. Enova is coordinating the introduction of the new charger with various customers. Production availability is planned for the fourth quarter in 2011.

OMNI DC/DC CONVERTER. Design has begun on a stand-alone Omni-series DC/DC converter operating at the higher power levels required for large electric vehicles. The new converter will be available in 12V or 24V output configurations. Validation testing is planned to begin summer 2011 with introduction discussions already underway with various customers.

OTHER ENOVA ACTIVITIES:
Enova recently spoke (or will speak) at:

• Lazard Capital Market’s 3rd Annual Alternative Energy Investor Summit in New York on June 1-2. The Summit provided extensive opportunity for analysts and investors to meet with Enova on a “one on one” basis.

• Ardour Capital Energy Technology Conference in New York September 15 & 16, 2011. Enova will be presenting.

• Merriman Capital Investor Summit in New York on November 17, 2011. Enova will be presenting.

About Enova:
Enova Systems (http://www.enovasystems.com) is a leading supplier of efficient, environmentally friendly digital power components and systems products. The Company’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile applications. Enova applies unique ‘enabling technologies’ in the areas of alternative energy propulsion systems for light and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. The Company develops, designs and produces non-invasive drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles in both the “new” and “retrofit” vehicle sales market. For further information, contact Enova Systems directly, or visit its Web site at http://www.enovasystems.com.

ENOVA SYSTEMS, Inc.
1560 West 190th Street
Torrance, CA 90501
Tel: 310-527-2800
Contact: John Micek, CFO/Investor Relations

Additional Information:
This news release contains forward-looking statements relating to Enova Systems and its products that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “could,”
“project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova Systems’ periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarterly period ending June 30, 2011.